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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                        VERTEX COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

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
                 TEXAS                                         75-1982974
(State of incorporation or organization)     (I.R.S. employer identification number)

        2600 N. LONGVIEW STREET
             KILGORE, TEXAS                                   75662
(Address of principal executive offices)                    (Zip Code)

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        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

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
          Title of Each Class         Name of Each Exchange on Which
          to be so Registered         Each Class is to be Registered
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
             COMMON STOCK,                NEW YORK STOCK EXCHANGE
             $.10 PAR VALUE
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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not Applicable

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         GENERAL. This Registration Statement relates to the registration of the common stock, $.10 par value per share ("Common Stock"), of Vertex Communications Corporation, a Texas corporation (the "Company" or "Registrant"), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Act"). The following is a description of the Company's capital stock.

         The authorized stock of the Company consists of 20,000,000 shares of Common Stock, $.10 par value per share. At March 19, 1999, there were 5,065,984 shares of Common Stock outstanding, held by approximately 2,712 beneficial holders.

         COMMON STOCK. All outstanding shares of Common Stock are fully paid and nonassessable. All holders of Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Votes may not be cumulated in the election of Directors. Shareholders have no preemptive, subscription or conversion rights. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of all obligations of the Company. With respect to any action required by the shareholders of the Company, the affirmative vote of the holders of a majority of the Company's issued and outstanding Common Stock entitled to vote is sufficient to authorize, affirm, ratify or consent to such action.

         TRANSFER AGENT AND REGISTRAR. ChaseMellon Shareholder Services, LLC is the registrar and transfer agent for the Common Stock.

         SPECIAL MEETINGS. Special Meetings of the shareholders of the Company may be called by the Chairman of the Board or the President, and shall be called by the President or Secretary at the request of a majority of the Board of Directors or by shareholders holding not less than 10% of the outstanding voting stock of the Company.

         BUSINESS COMBINATION LAW. The Company is subject to Part Thirteen (the "Business Combination Law") of the Texas Business Corporation Act, which took effect September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares) or its affiliates or associates from entering into or engaging in a "business combination" (defined generally to include (i) mergers or share exchanges, (ii) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transactions by the corporation that would increase the affiliated shareholder's number of shares of the corporation, (iv) certain liquidations or dissolutions, and (v) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation) with an "issuing public corporation" (which includes the Company) during the three-year period immediately following the affiliated shareholder's acquisition of shares unless
(a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996,



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and continuously until the announcement date of the business combination. In discharging the duties of director under the Business Combination Act or otherwise, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and its shareholders, including the possibility that those interests may be best served by the continued independence of the Company.

         LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. The Restated Articles of Incorporation, as amended, of the Company contain a provision that limits the liability of the Company's directors as permitted by the Texas Miscellaneous Corporation Laws Act. The provision eliminates the personal liability of directors to the Company and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for by an applicable statute, an act related to an unlawful stock repurchase or payment of a dividend, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Restated Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

         The Company's Bylaws, as amended, provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with each of its directors and certain of its officers that contractually provided for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company may purchase directors' and officers' liability insurance policies for its directors and officers in the future. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is unenforceable pursuant to Section 14 of such act.

ITEM 2.  EXHIBITS.

         The following Exhibits are filed, or incorporated by reference as permitted by Rule 12b-32 under the Act, as a part of this Registration
Statement:

         1.(1) Restated Articles of Incorporation of the Registrant, with Amendments No. 1 and No. 2 thereto.

         2.(2) Bylaws of the Registrant, with Amendments No. 1 and No. 2 thereto.

         3.(3)   Specimen form of Stock Certificate of Common Stock.

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         (1)  Filed on May 22, 1998 as Exhibit 4.1 to the Registrant's
              Registration Statement on Form S-3 (Registration Statement No. 333-53391) and incorporated herein by reference thereto.

         (2) Filed on May 22, 1998 as Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-53391) and incorporated herein by reference thereto.

         (3)  Filed herewith.

         All Exhibits required by this Registration Statement will be supplied to the New York Stock Exchange.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                VERTEX COMMUNICATIONS CORPORATION
                                          (Registrant)


Date: March 23, 1999            By:             /s/ J. Rex Vardeman
                                     -------------------------------------------
                                                    J. Rex Vardeman
                                         President and Chief Executive Officer



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                                 EXHIBIT INDEX


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
EXHIBIT
NUMBER                                    DESCRIPTION
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
  1.(1)   Restated Articles of Incorporation of the Registrant, with Amendments No. 1 and No. 2 thereto.

  2.(2)   Bylaws of the Registrant, with Amendments No. 1 and No. 2 thereto.

  3.(3)   Specimen form of Stock Certificate of Common Stock.
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(1) Filed on May 22, 1998 as Exhibit 4.1 to the Registrant's Registration
    Statement on Form S-3 (Registration Statement No. 333-53391) and incorporated herein by reference thereto.

(2) Filed on May 22, 1998 as Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (Registration Statement No. 333-53391) and incorporated herein by reference thereto.

(3) Filed herewith.